Exhibit 6.2

TOKENHOLDERS’ AGREEMENT

PLEASE READ THIS TOKENHOLDERS’ AGREEMENT CAREFULLY. NOTE THAT SECTION 16 CONTAINS A BINDING ARBITRATION CLAUSE AND CLASS ACTION WAIVER, WHICH AFFECTS YOUR LEGAL RIGHTS. IF YOU DO NOT AGREE TO THESE TERMS, DO NOT PURCHASE OR HOLD HELIX TOKENS.

Last Updated: [DATE]

By purchasing, transferring, assigning or otherwise becoming the holder of any HelixTM token (“Helix”), or by using Helix in connection with the Platform (as defined below) you hereby agree to be bound by the terms of this Tokenholders’ Agreement (“Terms”) and all terms incorporated by reference, and to perform all obligations hereunder as may be required from time to time. If you have any questions regarding these Terms, please contact the Company at Helix@Knowbella.Tech.

The Company may make changes to these Terms from time to time as reasonably required to comply with applicable law or regulation or as determined to be in the best interest of the Company. If the Company makes changes, it will post the amended Terms at https://Knowbella.Tech and update the “Last Updated” date above. The amended Terms will be effective immediately. YOU MUST CHECK THE TERMS FREQUENTLY TO BE APPRISED OF THE LATEST UPDATES AND CHANGES.

You and Knowbella Helix Inc. and all of its affiliates (collectively, “Company”) agree as follows:

1. Purpose and Use of Helix. Helix are intended to be used as a medium of exchange to buy goods and services listed within the Knowbella Platform™, the Company’s crowdsourcing scientific collaboration platform (the “Platform”). Ownership of Helix carries no rights, express or implied, other than the rights specified in these Terms and the Platform Terms and Policies (as defined below). Holders of Helix are not “members” or shareholders of the Company. Currently, it is anticipated that the primary services (“Services”) to be facilitated through Helix and the Platform, as developed and made available by Company, will relate to the crowdsourcing of the global scientific and engineering communities around orphan and dormant intellectual property, and providing grant funding to scientists for research.

2. Scope of Terms. Unless otherwise stated herein, these Terms govern only your rights associated with holding Helix. The use of Helix in connection with the Services or Platform may be governed by other applicable terms and policies (collectively, the “Platform Terms and Policies”). Any Platform Terms and Policies the Company promulgates will be available at https://Knowbella.Tech. The Company may add terms or policies to the Platform Terms and Policies in its sole discretion, and may update each of the Platform Terms and Policies from time to time. You must check the Platform Terms and Policies frequently to be apprised of the latest updates and changes.

3. Voting Rights of Helix Holders.

(a) Voting Rights. Holders of Helix are granted the right to vote on the following items within the Platform (“Voting Rights”):

(i) Annual conference location, agenda, and speakers;

(ii) Certain new features of the Platform; and

(iii) Approval of certain amendments to the Company’s Shareholders’ Agreement or Tokenholders’ Agreement that have a material negative effect on either the Helix holders’ ability to vote or the Helix holders’ right to convert Helix into shares of Class H Common Stock of Knowbella Helix Inc. (“Class H Shares”) upon a Token Conversion Event (as defined below).

(b) Voting Mechanics. The Company will host and announce voting periods for any Voting Right by a general announcement on the Platform, in the form and manner as the Company determines in its sole and absolute discretion. Such votes may be collected and tallied by the Company during the voting period, or may be tallied automatically on the blockchain via smart contract technology. The Company will announce the results of any vote at the end of the voting period. Voting will be conducted anonymously. Each holder of Helix will be allotted one vote per Helix relating to any Voting Right.

4. Conversion Rights.

(a) Right to Convert. Upon the occurrence of a Token Conversion Event (as defined below), a holder of Helix shall have the option to convert Helix into Class H Shares of the Company, subject to certain notice and verification procedures described herein (the “Conversion Right”). The Company has authorized 4,000 Class H Shares to be issued upon the Token Conversion Event. Such Class H Shares shall be issued to the holders of Helix that duly elect to exercise their Conversion Rights pro rata based on the number of Helix such holders elect to convert in accordance with the terms hereof. For purposes of these Terms, a “Token Conversion Event” means the first to occur of the following (a Token Conversion Event may only occur once):

(i) the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of tokens or stock (or common stock of the Company or an entity created for such initial Public Offering) having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $30,000,000 following which at least twenty percent (20%) of the total tokens or Units (or common stock of the Company or an entity created for such initial Public Offering) on a fully diluted basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System;

(ii) the Company elects to declare a Token Conversion Event, in its sole and absolute discretion; or

(iii) the occurrence of any of the following:

(A) the filing of an application by the Company for, or a consent to, the appointment of a trustee of the Company’s assets;

(B) the filing by the Company of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing the Company’s inability to pay its debts as they come due;

(C) the making by the Company of a general assignment for the benefit of the Company’s creditors;

(D) the filing by the Company of an answer admitting the material allegations of, or the Company’s consenting to, or defaulting in answering a bankruptcy petition filed against the Company in any bankruptcy proceeding; or

(E) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Company as bankrupt or appointing a trustee of the Company’s assets;

provided that, in the case of any of the foregoing occurrences specified in this Section 4(a)(iii), there shall be no right to convert to Class H Shares if such conversion would require the Company to register such securities under the Securities Exchange Act of 1934, as amended.

(b) Conversion Event Notice. Upon the occurrence of a Token Conversion Event, the Company shall provide notice to the holders of Helix of the occurrence of such Token Conversion Event by posting a written notice on the Platform (the “Conversion Event Notice”). The burden is on the holder of Helix to regularly check the Platform to view any Conversion Event Notice. Without limitation, the Conversion Event Notice shall include the following information:

(i) The date of the Conversion Event Notice;

(ii) The deadline by which the holders of Helix must submit their Token Conversion Notice (as defined below) to the Company;

(iii) A description of the means by which holders of Helix shall submit the Token Conversion Notice to the Company (as reasonably determined by the Company), which shall include options to submit the Token Conversion Notice by mail or overnight carrier;

(iv) A description of information that the Company determines (in its sole discretion) is necessary for the Company to issue Class H Shares of the Company, including, without limitation, the name and address of the person converting Helix to Class H Shares; and

(v) Instructions on how to access and execute a joinder to the Company’s Shareholders’ Agreement.

(c) Token Conversion Notice. The Conversion Right shall be exercisable by a holder of Helix with delivery of written notice to the Company no later than thirty (30) days after the posting of the Conversion Event Notice (the “Token Conversion Notice Period”) in the form, manner and containing all information the Company requires in the Conversion Event Notice (the “Token Conversion Notice”). If a holder of Helix fails to duly provide the Token Conversion Notice within the Token Conversion Notice Period (as determined by the Company in its sole discretion), then such holder shall automatically be deemed to waive all Conversion Rights and all such Conversion Rights shall automatically terminate after the Token Conversion Notice Period.

(d) Utility of Helix During and After Conversion. If a holder of Helix duly provides its Token Conversion Notice to the Company within the Token Conversion Notice Period (as determined by the Company in its sole and absolute discretion), then such holder shall retain ownership of such Helix with all rights associated with such Helix at the time; provided that, in any case, all Conversion Rights shall automatically terminate upon the earlier of: (i) the Company’s issuance of Class H Shares (or their equivalent) to such holder pursuant to the provisions hereof, or (ii) the holder’s failure to duly provide the Token Conversion Notice during the Token Conversion Notice Period; and further provided that the Company may, in its sole and absolute discretion, restrict the transfer of any Helix from the beginning of the Token Conversion Notice Period until the completion of all such conversions.

(e) Further Assurances. In connection with the exercise of Conversion Rights and the related transactions contemplated hereby, each holder of Helix hereby agrees, at the request of the Company, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to such conversion and the related transactions contemplated hereby (as determined by the Company in its sole and absolute discretion), including, without limitation, execution of the Company’s Shareholders’ Agreement, in the manner determined by the Company in its sole and absolute discretion. The failure of any holder of Helix attempting to exercise Conversion Rights to comply with this Section 4(e) shall result in such holders’ automatic waiver and termination of any Conversion Rights. The holder shall have no recourse for such waiver and termination.

5. Helix Wallet.

(a) The Company may, at its option, create a Helix user wallet for you in the Platform, or you may need to provide your own user wallet to hold Helix (“User Wallet”).

(b) Company will not have control of your User Wallet. Accordingly, you are strongly advised to take the following precautions, as failure to do so may result in loss of access to your User Wallet: (a) maintain the security of your User Wallet by protecting your access to your computer and your User Wallet, (b) promptly notify the Company if you discover or otherwise suspect any security breaches related to your User Wallet, and (c) use a private key backup and safeguard your backup private key file as you would safeguard your most important personal information. Company has no responsibility or liability with respect to your use of your User Wallet, or your inability to use or access funds in your User Wallet, regardless of cause.

6. No Refund. The Company will not issue any refund and has no redemption rights with respect to Helix. All proceeds received by the Company with respect to any sale of any Helix can be immediately spent by the Company for any purpose.

7. Acknowledgment and Assumption of Risks. You acknowledge and agree that there are risks associated with purchasing Helix, holding Helix, and using Helix in connection with the Services and Platform, as disclosed and explained in the Company’s Regulation A Offering Materials available at [LINK]. If you have any questions regarding these risks, please contact the Company at Helix@Knowbella.Tech. BY PURCHASING AND/OR HOLDING HELIX, YOU EXPRESSLY ACKNOWLEDGE AND ASSUME THESE RISKS.

8. Security. You are responsible for implementing reasonable measures for securing the wallet, vault or other storage mechanism you use to receive and hold Helix you purchase, including any requisite private key(s) or other credentials necessary to access such storage mechanism(s). If your private key(s) or other access credentials are lost, you may lose access to your Helix. The Company is not responsible for any such losses. You are solely responsible for any negative effects resulting from visiting websites that may steal your information.

9. Personal Information. The Company may determine, in its sole and absolute discretion, that it is necessary to obtain certain information about you in order to comply with applicable law or regulation in connection with selling Helix to you or your holding of Helix. You agree to provide the Company with such information promptly upon request, and you acknowledge that the Company may refuse to sell Helix to you and/or may suspend the transfer or utilization of Helix held by you until you provide such requested information and the Company has determined that it is permissible for you to hold Helix under applicable law or regulation.

10. Taxes. The purchase price that you pay for Helix is exclusive of all applicable taxes. You are responsible for determining what, if any, taxes apply to your purchase of Helix, including, for example, sales, use, value added, and similar taxes. It is also your responsibility to withhold, collect, report and remit the correct taxes to the appropriate tax authorities. The Company is not responsible for withholding, collecting, reporting, or remitting any sales, use, value added, or similar tax arising from your purchase of Helix. You acknowledge and agree that the Company has not provided you any tax advice or opinion.

11. Representations and Warranties. By purchasing or holding Helix, you represent and warrant that:

(a) You have read and understand these Terms (including all Exhibits);

(b) You have a sufficient understanding of the functionality, usage, storage, transmission mechanisms and other material characteristics of cryptographic tokens like Bitcoin and Ether, token storage mechanisms (such as token wallets), blockchain technology and blockchain-based software systems to understand these Terms and to appreciate the risks and implications of purchasing Helix;

(c) You understand that Helix may be automatically issued and transferred by the exercise of provisions contained in an open source smart contract written in smart contract language (the “Smart Contract System”). You have carefully reviewed the code of the Smart Contract System located on the Ethereum blockchain at the addresses set forth in Exhibit A and fully understand and accept the functions implemented therein. You understand that smart contract technology is still in an early stage of development and its application is currently of an experimental nature, which carries significant operational, technological, financial, regulatory and reputational risks, including the potential unrecoverable loss of Helix;

(d) You have obtained sufficient information about Helix to make an informed decision to purchase Helix;

(e) You understand the restrictions and risks associated with the creation of Helix by the Smart Contract System as set forth herein, and acknowledge and assume all such risks;

(f) You understand, acknowledge and assume the risks associated with the purchase, holding and use of Helix in connection with the Services and Platform, as explained and disclosed in the Company’s Regulation A Offering Materials available at [LINK];

(g) Your purchase of Helix complies with applicable law and regulation in your jurisdiction, including, but not limited to, (i) legal capacity and any other applicable legal requirements in your jurisdiction for purchasing Helix, using Helix, and entering into contracts with the Company, (ii) any foreign exchange or regulatory restrictions applicable to such purchase, and (iii) any governmental or other consents that may need to be obtained;

(h) You will comply with any applicable tax obligations in your jurisdiction arising from your purchase or holding of Helix;

(i) If you are purchasing or holding Helix on behalf of any entity, you are authorized to accept these Terms on such entity’s behalf and that such entity will be responsible for breach of these Terms by you or any other employee or agent of such entity (references to “you” in these Terms refer to you and such entity, jointly);

(j) You are not: (i) a citizen or resident of a geographic area in which the purchase, sale or exercise of Helix is prohibited by applicable law, decree, regulation, treaty, or administrative act, (ii) a citizen or resident of, or located in, a geographic area that is subject to U.S. or other sovereign country sanctions or embargoes, (iii) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List, or (iv) a resident of or domiciled in New York State or purchasing Helix from a location in New York State. You agree that if your jurisdiction of residence or other circumstances change such that the above representations are no longer accurate, that your purchase and exercise of Helix will become immediately void, and you will immediately cease the use or transfer of Helix until such time as the above representations are once more accurate.

(k) If you are registering to use the Services on behalf of a legal entity, you further represent and warrant that (i) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (ii) you are duly authorized by such legal entity to act on its behalf.

12. Indemnification.

(a) To the fullest extent permitted by applicable law, you will indemnify, defend and hold harmless Company and its respective past, present and future employees, officers, directors, contractors, consultants, equity holders, suppliers, vendors, service providers, parent companies, subsidiaries, affiliates, agents, representatives, predecessors, successors and assigns (the “Company Parties”) from and against all claims, demands, actions, damages, losses, costs and expenses (including attorneys’ fees) that arise from or relate to: (i) your purchase, use or sale of Helix, (ii) your responsibilities or obligations under these Terms, (iii) your violation of these Terms, or (iv) your violation of any rights of any other person or entity.

(b) Company reserves the right to exercise sole control over the defense, at your expense, of any claim subject to indemnification under Section 12(a). This indemnity is in addition to, and not in lieu of, any other indemnities set forth in a written agreement between you and Company.

13. Disclaimers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS OTHERWISE SPECIFIED IN A WRITING BY THE COMPANY, (A) HELIX ARE SOLD OR ISSUED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTIES OF ANY KIND, AND THE COMPANY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES AS TO HELIX, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT; (B) THE COMPANY DOES NOT REPRESENT OR WARRANT THAT HELIX OR THE SMART CONTRACT SYSTEM ARE RELIABLE, CURRENT OR ERROR-FREE, MEET YOUR REQUIREMENTS, OR THAT DEFECTS IN HELIX OR THE SMART CONTRACT SYSTEM WILL BE CORRECTED; AND (C) THE COMPANY CANNOT AND DOES NOT REPRESENT OR WARRANT THAT HELIX OR THE DELIVERY MECHANISM FOR HELIX OR THE SMART CONTRACT SYSTEM ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS.

14. Limitation of Liability.

(a) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW: (I) IN NO EVENT WILL COMPANY OR ANY OF THE COMPANY PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, WHERE RELATED TO LOSS OF REVENUE, INCOME OR PROFITS, LOSS OF USE OR DATA, OR DAMAGES FOR BUSINESS

INTERRUPTION) ARISING OUT OF OR IN ANY WAY RELATED TO THE PURCHASE, SALE OR USE OF HELIX OR OTHERWISE RELATED TO THESE TERMS OR THE USE OF OR INABILITY TO USE HELIX, REGARDLESS OF THE FORM OF ACTION, WHETHER BASED IN CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, SIMPLE NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR ANY OTHER LEGAL OR EQUITABLE THEORY (EVEN IF THE COMPANY OR THE COMPANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE); AND (II) IN NO EVENT WILL THE AGGREGATE LIABILITY OF COMPANY AND THE COMPANY PARTIES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR OTHER THEORY, ARISING OUT OF OR IN ANY WAY RELATED TO THE PURCHASE, SALE OR USE OF HELIX OR OTHERWISE RELATED TO THESE TERMS OR THE USE OF OR INABILITY TO USE HELIX, EXCEED THE U.S. DOLLAR AMOUNT OR EQUIVALENT YOU PAY TO THE COMPANY FOR HELIX.

(b) THE LIMITATIONS SET FORTH IN SECTION 14(a) WILL NOT LIMIT OR EXCLUDE LIABILITY FOR THE FRAUD OR INTENTIONAL, WILLFUL OR RECKLESS MISCONDUCT OF COMPANY.

15. Release. To the fullest extent permitted by applicable law, you release Company and the other Company Parties from responsibility, liability, claims, demands and/or damages (actual and consequential) of every kind and nature, known and unknown (including, but not limited to, claims of negligence), arising out of or related to disputes between users, holders, and/or purchasers of Helix and the acts or omissions of third parties. YOU EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE UNDER CALIFORNIA CIVIL CODE § 1542 AS WELL AS ANY OTHER STATUTE OR COMMON LAW PRINCIPLES THAT WOULD OTHERWISE LIMIT THE COVERAGE OF THIS RELEASE TO INCLUDE ONLY THOSE CLAIMS WHICH YOU MAY KNOW OR SUSPECT TO EXIST IN YOUR FAVOR AT THE TIME OF AGREEING TO THIS RELEASE.

16. Dispute Resolution; Arbitration. PLEASE READ THIS SECTION CAREFULLY BECAUSE IT CONTAINS ADDITIONAL PROVISIONS APPLICABLE ONLY TO INDIVIDUALS LOCATED, RESIDENT, OR DOMICILED IN THE UNITED STATES. IF YOU ARE LOCATED, RESIDENT, OR DOMICILED IN THE UNITED STATES, THIS SECTION REQUIRES YOU TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH THE COMPANY AND LIMITS THE MANNER IN WHICH YOU CAN SEEK RELIEF FROM THE COMPANY.

(a) Waiver of Jury Trial. EXCEPT FOR ANY DISPUTES, CLAIMS, SUITS, ACTIONS, CAUSES OF ACTION, DEMANDS OR PROCEEDINGS IN WHICH EITHER PARTY SEEKS INJUNCTIVE OR OTHER EQUITABLE RELIEF FOR THE ALLEGED UNLAWFUL USE OF INTELLECTUAL PROPERTY, INCLUDING, WITHOUT LIMITATION, COPYRIGHTS, TRADEMARKS, TRADE NAMES, LOGOS, TRADE SECRETS OR PATENTS (COLLECTIVELY, “DISPUTES”), YOU AND THE COMPANY (I) WAIVE YOUR AND THE COMPANY’S RESPECTIVE RIGHTS TO HAVE ANY AND ALL DISPUTES ARISING FROM OR RELATED TO THESE TERMS RESOLVED IN A COURT, AND (II) WAIVE YOUR AND THE COMPANY’S RESPECTIVE RIGHTS TO A JURY TRIAL.

(b) Binding Arbitration. You and Company will arbitrate Disputes through binding arbitration (which is the referral of a Dispute to one or more persons charged with reviewing the Dispute and making a final and binding determination to resolve it instead of having the Dispute decided by a judge or jury in court).

(c) No Class Arbitrations, Class Actions or Representative Actions. ANY DISPUTE ARISING OUT OF OR RELATED TO THESE TERMS IS PERSONAL TO YOU AND THE COMPANY AND WILL BE RESOLVED SOLELY THROUGH INDIVIDUAL ARBITRATION AND WILL NOT BE BROUGHT AS A CLASS ARBITRATION, CLASS ACTION OR ANY OTHER TYPE OF REPRESENTATIVE PROCEEDING. THERE WILL BE NO CLASS ARBITRATION OR ARBITRATION IN WHICH AN INDIVIDUAL ATTEMPTS TO RESOLVE A DISPUTE AS A REPRESENTATIVE OF OR ON BEHALF OF ANOTHER INDIVIDUAL OR GROUP OF INDIVIDUALS. FURTHER, A DISPUTE CANNOT BE BROUGHT AS A CLASS OR OTHER TYPE OF REPRESENTATIVE ACTION, WHETHER WITHIN OR OUTSIDE OF ARBITRATION, OR ON BEHALF OF ANY OTHER INDIVIDUAL OR GROUP OF INDIVIDUALS.

(d) Federal Arbitration Act. The enforceability of this Section 16 will be both substantively and procedurally governed by and construed and enforced in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), to the maximum extent permitted by applicable law.

(e) Notice; Informal Dispute Resolution. Each party will notify the other party in writing of any Dispute within thirty (30) days of the date it arises, so that the parties can attempt in good faith to resolve the Dispute informally. Notice to Company shall be sent by e-mail to Company at Helix@Knowbella.Tech. Notice to you shall be by email to the then-current email address you provided to the Company, and if you have not provided an email address to the Company, then notice to you may be made by a publicly available announcement on the Company’s website. Your notice must include (i) your name, postal address, email address and telephone number, (ii) a description in reasonable detail of the nature or basis of the Dispute, and (iii) the specific relief that you are seeking. If you and Company cannot agree how to resolve the Dispute within thirty (30) days after the date notice is received by the applicable party, then either you or Company may, as appropriate and in accordance with this Section 16, commence an arbitration proceeding or, to the extent specifically provided for in Section 16(a), file an arbitration demand.

(f) Any arbitration will occur in Hamilton County, Ohio, USA. Arbitration will be conducted confidentially by a single arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”), which are hereby incorporated by reference. The state and federal courts located in Hamilton County, Ohio will have exclusive jurisdiction over any appeals and the enforcement of an arbitration award, and you waive any and all objections to venue in those courts and any and all arguments that they are not an appropriate forum. You may also litigate a Dispute in the small claims court located in the county where you reside if the Dispute meets the requirements to be heard in small claims court.

(g) Authority of Arbitrator. As limited by the FAA, these Terms and the applicable JAMS rules, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Dispute, including the determination of whether a Dispute is arbitrable, and (ii) the authority to grant any remedy that would otherwise be available in court; provided, however, that the arbitrator does not have the authority to conduct a class arbitration or a representative action. The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s claims, preside over any type of class or representative proceeding or preside over any proceeding involving more than one individual.

(h) Rules of JAMS. The rules of JAMS and additional information about JAMS are available on the JAMS website. By agreeing to be bound by these Terms, you either (i) acknowledge and agree that you have read and understand the rules of JAMS, or (ii) waive your opportunity to read the rules of JAMS and any claim that the rules of JAMS are unfair or should not apply for any reason.

(i) Severability of Dispute Resolution; Arbitration. If any term, clause or provision of this Section 16 is held invalid or unenforceable, it will be so held to the minimum extent required by law, and all other terms, clauses and provisions of this Section 16 will remain valid and enforceable. Further, the waivers set forth in Section 16(c) are severable from the other provisions of these Terms and will remain valid and enforceable, except as prohibited by applicable law.

17. Governing Law and Venue. These Terms will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law rules that would cause the application of the laws of any other jurisdiction.

18. Severability. If any term, clause or provision of these Terms is held unlawful, void or unenforceable, then that term, clause or provision will be severable from these Terms and will not affect the validity or enforceability of any remaining part of that term, clause or provision, or any other term, clause or provision of these Terms.

19. Miscellaneous. These Terms constitute the entire agreement between you and the Company relating to your purchase or holding of Helix. The Company may assign its rights and obligations under these Terms. The Company’s failure to exercise or enforce any right or provision of these Terms will not operate as a waiver of such right or provision. The Company will not be liable for any delay or failure to perform any obligation under these Terms where the delay or failure results from any cause beyond its reasonable control. Purchasing or holding Helix does not create any form of partnership, joint venture or any other similar relationship between you and the Company. Except as otherwise provided in herein, these Terms are intended solely for the benefit of you and the Company and are not intended to confer third-party beneficiary rights upon any other person or entity. You agree and acknowledge that all agreements, notices, disclosures, and other communications that the Company provides to you, including these Terms, will be provided in electronic form.

EXHIBIT A

SMART CONTRACT SYSTEM LINKS

[To be provided at a later date]